UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          January 24, 2007

USA TRUCK, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of Other Jurisdiction of Incorporation)

0-19858	71-0556971
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Industrial Park Road
Van Buren, Arkansas	72956
(Address of Principal Executive Offices)	(Zip Code)

(479) 471-2500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)    Effective January 24, 2007, Robert M. Powell resigned as the Company’s Chief Executive Officer. Mr. Powell will continue to serve as a director and as the Company’s Chairman of the Board. In that capacity, in addition to chairing meetings of the Board and related activities, he will continue to be actively involved in corporate governance matters and will provide ongoing assistance to management in an advisory capacity. He will also perform such additional duties as the Board of Directors may assign to him from time to time. Based on the services Mr. Powell will provide to the Company going forward, and the amount of time he is expected to devote to his duties, the Company’s Compensation Committee has established his salary at $205,764 per year, effective immediately. Mr. Powell’s salary in effect prior to his resignation was $411,516 per year. The reduction in Mr. Powell’s salary will also have the effect of reducing his annual incentive bonus opportunity, which is capped at a maximum of 100% of his salary under the Company's Executive-Profit Sharing Incentive Plan. That Plan provides for annual cash incentive payments to executives based on the achievement of a specified performance goal.

(c)    Effective January 24, 2007, the Company appointed Jerry D. Orler as Chief Executive Officer and President. Mr. Orler was one of the founders of the Company in 1989 and has been a member of the Board of Directors and an officer of the Company since that time. He is a Certified Public Accountant and served as the Company’s Chief Financial Officer from 1989 until 2002 when he was promoted to President, an office he will retain. He also served as Secretary from 1992 to 2001. Mr. Orler has no family relationship with any other director or executive officer.

The full text of the press release issued in connection with the foregoing matters is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1  News release issued by the Registrant on January 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA Truck, Inc.
(Registrant)

Date:	January 25, 2007	/s/ Jerry D. Orler
Jerry D. Orler
President and Chief Executive Officer

Date:	January 25, 2007	/s/ Clifton R. Beckham
Clifton R. Beckham
Senior Vice President, Finance and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit
99.1	News release issued by the Registrant on January 24, 2007